Exhibit 4.1

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA ZEV VENTURES INC CUSIP NO. 989493 10 1 AUTHORIZED COMMON STOCK: 75,000,000 SHARES PAR VALUE: $0.0001 THIS CERTIFIES THAT IS THE RECORD HOLDER OF Shares of Zev Ventures Inc Common Stock transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers. Dated: CFO CEO ZEV VENTURES INC CORPORATE Seal NEVADA Countersigned & Registered: Globex Transfer, LLC (813) 344-4490 By Authorized Signature